Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 24, 2010 on the financial statements of Reynolds Funds, Inc. (the “Fund”), comprising Reynolds Blue Chip Growth Fund, as of September 30, 2010 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Reynolds Funds, Inc. Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
January 27, 2011